ADDENDUM TO OFFER TO PURCHASE AND CONTRACT
CONCERNING THE PROPERTY AT
3715 Oakwood Road, Charlotte, North Carolina 28269

1. In the event of any conflict or inconsistency between the terms and conditions of this addendum and any terms or conditions set forth in the contract or other document relating to the transactions contemplated thereby, the terms and conditions set forth in this addendum shall prevail.

2. Seller shall immediately, upon final acceptance of the contract, notify Buyer which, if any, of the items below are found on or in the Property:

- Well
- Septic System
- Natural Gas
- Liquid Propane
- Heating Oil Tank (above or below ground)
- Sprinkler System
- Security System

For the avoidance of doubt, if the contract or local law imposes other disclosure requirements on Seller, this paragraph shall supplement, not replace, such other requirements.

3. If the expiration of the Due Diligence Period defined in the contract falls on any date that is a weekend or federal holiday, the expiration shall be automatically extended to the next business day.

4. If the Settlement Date falls on a day of the week other than a Wednesday, Buyer shall have the right to automatically extend the Settlement Date to the next Wednesday that is not a federal holiday.

5. If any party to the contract possess rights to works relating to the listing of the Property (e.g., listing photos), such party grants Buyer a royalty-free irrevocable license to use such works in the regular and established course of business of Buyer and its related companies (e.g., for use on its website and other social media platforms).

6. Buyer shall use commercially reasonable efforts to secure binding flood and hazard insurance on the Property prior to closing. For the avoidance of doubt, “binding” insurance is either an accepted contract for insurance or an offer for insurance capable of acceptance by Buyer that cannot be revoked prior to closing. The inability of Buyer to secure binding flood and hazard insurance shall constitute a force majeure event, and Buyer shall have the right to terminate the contract. In the event of such termination by Buyer, the earnest money will be refunded to Buyer.

7. Seller agrees to pay a $10,000.00 acquisition fee to Arrived Holdings, Inc. (whether or not it is the ultimate Buyer of the Property) at Closing, which payment may be in the form of a credit against the purchase price and shown on the settlement statement.

[SIGNATURE PAGE FOLLOWS]

BUYER:

ARRIVED HOLDINGS, INC.

[redacted]

[redacted]

[redacted] 9/19/2023

[redacted]

[redacted] 9/15/2023

Managing Partner